Exhibit 99.1

For Immediate Release

Aptevo Therapeutics Reports Second Quarter 2022 Financial Results and Business Highlights

SEATTLE, WA – August 11, 2022 – Aptevo Therapeutics Inc. (“Aptevo” or the “Company”) (NASDAQ: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported financial results and business highlights for the quarter ended June 30, 2022.

Business Highlights

•	On June 9, 2022, the Company reported positive preliminary data from the on-going Phase 1b trial evaluating lead candidate, APVO436 for the treatment of acute myeloid leukemia (AML). Results included:
▪	Data from cohort 1 (combination therapy) that showed a total of four out of 11 response-evaluable patients (36%) experienced remission while on therapy, as of June 9, 2022
▪	Cohort 3 (monotherapy) also yielded two patients with clinical activity
•

Also on June 9, 2022, the Company reported that a patient with high-risk myelodysplastic syndrome (MDS) enrolled in the dose escalation phase of the APVO436 clinical trial remained stable and continued treatment with APVO436, exceeding 18 months of therapy

•	ALG.APV-527 remains on track for IND submission in the second half of 2022, following a pre-IND meeting with the FDA held during the second quarter
•	Presented preclinical data for APVO442, for the potential treatment of prostate cancer, in a poster session at the American Association for Cancer Research (AACR) Annual Meeting
•	Aptevo expects to announce the addition of a new molecule to the pre-clinical pipeline by the end of the year

“We are very pleased to have announced clinical activity data in six patients from our on-going APVO436 Phase 1b expansion trial and are encouraged with results that show responses in both combination and monotherapy arms, which will potentially yield multiple clinical development paths in later stage trials. We also intend to share a more comprehensive clinical update later this year,” said Marvin White, President and CEO of Aptevo. “Overall, we saw a lot of momentum in the second quarter, with APVO436 leading the way.  Adding to the momentum is the planned clinical entry of ALG.APV-527 for the treatment of solid tumors and the introduction of a new pipeline candidate, both of which are expected to occur by the end of the year.  Together, achievement of these milestones has the potential to translate into significant value for our shareholders in the future.”

Second Quarter 2022 Financial Results Summary

Cash Position:  Aptevo had cash, cash equivalents and restricted cash of $30 million as of June 30, 2022. This includes $0.5 million of restricted cash that is expected to be released before the end of the year

Royalty Revenue: For the six months ended June 30, 2022 and June 30, 2021, royalty revenue was $3.1 million and $5.5 million, respectively. Royalty revenue for 2022 reflects revenue recorded only in the first quarter of 2022 due to our Amendment to Royalty Purchase Agreement with HCR, as discussed in the following paragraphs.

During the quarter, the Company successfully renegotiated its Royalty Purchase Agreement with HCR.  The Amendment to Royalty Purchase Agreement resulted in Aptevo recognizing a $37.2 million gain during the quarter, which allowed us to be compliant with Nasdaq’s Listing Rule 5550(b)(1) (“Rule”) requiring the Company to have at least $2.5 million of stockholders’ equity. This Amendment to Royalty Purchase Agreement allowed us to regain compliance with the Rule in a way that was non-dilutive for our shareholders.

Under the Amendment, Aptevo will not recognize royalty revenue on net sales of RUXIENCE® (rituximab-pvvr) paid by Pfizer to HCR on a go-forward basis. The Amendment does not affect cash already collected from HCR or the potential $22.5 million in milestone payments we may collect in the future based on achievement of RUXIENCE sales milestones in 2022 and 2023.  RUXIENCE is a trademark of Pfizer.

Research and Development Expenses: For the three months ended June 30, 2022, research and development expenses decreased by $0.8 million, to $3.9 million from $4.7 million for June 30, 2021. The decrease was primarily due to lower spending on preclinical projects and employee costs. The decrease was partially offset by higher spending on our APVO436 clinical trial as we continue to dose patients in our Phase 1b Expansion program.

General and Administrative Expenses: For the three months ended June 30, 2022, general and administrative expenses decreased by $0.4 million, to $3.7 million from $4.1 million for June 30, 2021. The decrease is primarily due to lower employee costs and lower costs related to responding to stockholder activism matters.

Other Income (Expense), Net: Other income (expense), net consists primarily of gain on extinguishment of liabilities, costs related to debt extinguishment, accrued exit fees on debt, non-cash interest on financing agreements, and interest on debt. Other income, net was $35.4 million for the three months ended June 30, 2022, as compared to $2.3 million other expense, net for the three months ended June 30, 2021. The change in other income (expense), net is primarily related to the above-described Amendment to Royalty Purchase Agreement.

Discontinued Operations: For the three months ended June 30, 2022 and 2021, we collected $0.2 and $0.1 million in deferred payments from Medexus related to IXINITY sales, respectively. Pursuant to our LLC Purchase Agreement, the rate for deferred payments increased from 2% to 5% of net sales as of June 30, 2022.

Net Income (Loss): Aptevo’s net income for the three months ended June 30, 2022, was $28.0 million or $5.58 per share, as compared to a net loss of $7.9 million or $1.75 per share for the corresponding period in 2021.

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$29,431	$45,044
Restricted cash	546	1,259
Royalty receivable	—	3,664
Prepaid expenses	655	1,823
Other current assets	768	780
Total current assets	31,400	52,570
Property and equipment, net	1,887	2,379
Operating lease right-of-use asset	5,512	1,584
Other assets	—	68
Total assets	$38,799	$56,601
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$3,269	$3,462
Accrued compensation	1,704	2,077
Liability related to the sale of royalties, net - short-term	—	15,465
Current portion of long-term debt	2,000	11,667
Other current liabilities	30	2,086
Total current liabilities	7,003	34,757
Liability related to the sale of royalties, net - long-term	—	15,580
Loan payable - long-term	2,359	3,707
Operating lease liability	6,390	1,341
Total liabilities	15,752	55,385

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 5,089,852 and 4,898,143 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	47	47
Additional paid-in capital	216,750	215,232
Accumulated deficit	(193,750)	(214,063)
Total stockholders' equity	23,047	1,216
Total liabilities and stockholders' equity	$38,799	$56,601

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Royalty revenue	$—	$3,110	$3,114	$5,531
Operating expenses:
Research and development	(3,865)	(4,722)	(8,731)	(10,084)
General and administrative	(3,697)	(4,110)	(7,556)	(8,057)
Loss from operations	(7,562)	(5,722)	(13,173)	(12,610)
Other income (expense):
Other expense from continuing operations, net	(1,759)	(2,342)	(4,023)	(3,124)
Gain on extinguishment of liability related to sale of royalties	37,182	—	37,182	—
Net income (loss) from continuing operations	$27,861	$(8,064)	$19,986	$(15,734)
Discontinued operations:
Income from discontinued operations	$149	$132	$327	$546
Net income (loss)	$28,010	$(7,932)	$20,313	$(15,188)

Net income (loss) per share:
Basic	$5.58	$(1.75)	$4.08	$(3.39)
Diluted	$5.58	$(1.75)	$4.08	$(3.39)
Shares used in calculation:
Basic	5,023,321	4,536,517	4,980,625	4,477,821
Diluted	5,023,321	4,536,517	4,980,970	4,477,821

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations about the activity, efficacy and safety of its therapeutic candidates and potential use of any such candidates as therapeutics for treatment of disease, its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, whether APVO436 treatments can improve the quality of remission in AML or MDS patients, whether Aptevo’s final remission data or trial results will vary from its preliminary assessment, whether there will be multiple clinical development paths in later stage trials, whether Aptevo will continue to have momentum in its business in the future, whether Pfizer can continue to generate RUXIENCE revenue for Aptevo to fully earn 2022 and 2023 milestones and statements related to Aptevo’s receipt of payments from Medexus related to IXINITY sales, statements relating to Aptevo’s cash position, statements relating to Aptevo’s clinical programs, including the entry of ALG.APV-527 and introduction of a new molecule, statements related to Aptevo’s ability to generate stockholder value, statements relating to Aptevo’s plans and expected timing to file INDs, and any other statements containing the words “may,” “continue to,” “believes,” “expects,” “optimism,” “potential,” “designed,” “promising,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; further assessment of preliminary data or different results from later clinical trials; and changes in regulatory, social, macroeconomic and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary data and pre-clinical studies being predictive of the results of later-stage clinical trials, the availability and timing of data from ongoing clinical trials, the trial design includes combination therapies that may make it difficult to accurately ascertain the benefits of APVO436, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance to commence clinical trials, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as

COVID-19), geopolitical risks, including the current war between Russia and Ukraine, and macroeconomic conditions such as rising inflation and interest rates and decreased consumer confidence. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628